ANZA CAPITAL INC. AND HOMELIFE INC. ANNOUNCE REORGANIZATION AGREEMENT October 07, 2002 04:00 AM ET

COSTA MESA, Calif. -- (BUSINESS WIRE) -- Oct. 7, 2002 -- Vincent Rinehart, president & CEO of Anza Capital Inc., ANZA (Frankfurt Exchange: ANZA.f)(Berlin Exchange:ANZA.BE) and Andrew Cimerman, president and CEO of HomeLife Inc. HMLF, today jointly announced the execution of a Reorganization Agreement.

The Reorganization Agreement requires the approval of each of the company's common and preferred shareholders. The companies intend to file a joint Proxy Statement shortly with the Securities Exchange Commission. Anza's current management team will assume the management responsibilities of the surviving company, which shall be named AMRES Capital Inc., and will consist of Anza's current assets and subsidiaries and HomeLife's Red Carpet Real Estate trademark and operations.

HomeLife and its wholly owned subsidiaries franchise and operate more than 100 Red Carpet, HomeLife and National real estate brokerage offices. Anza Capital's primary subsidiary is American Residential Funding, a home loan brokerage firm.

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on Anza Capital and HomeLife's current expectations, assumptions, estimates and projections about the company and their industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of risks, competition and other factors. These factors, along with other potential risks and uncertainties are discussed in Anza Capital and HomeLife's reports, as well as their subsidiaries, and other documents filed with the Securities and Exchange Commission, including recent Quarterly and annual reports. Anza Capital and HomeLife assume no obligation to update the forward-looking information contained in this news release and encourages all potential investors to do their own due diligence and suitability analysis before any investment is made.

Contact Information: Anza Captial, Inc., Costa Mesa
Vincent Rinehart, 714/866-2100
vince@amres.net
or
HomeLife Inc.
Andrew Cimerman, 714/418-1414
acimerman@earthlink.net